EXHIBIT 8.01

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]












                                  May 3, 1999

AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey 07920

Ladies and Gentlemen:

         We have acted as special counsel to AT&T Corp., a New York corporation ("AT&T"), in connection with the proposed merger of Vanguard Cellular Systems, Inc., a North Carolina corporation ("Vanguard"), and Winston, Inc. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of AT&T, in which Vanguard will merge with and into Subcorp (the "Merger") with Subcorp surviving as a wholly owned subsidiary of AT&T, pursuant to the Amended and Restated Agreement and Plan of Merger dated as of October 2, 1998, as amended (the "Agreement"). At your request, and pursuant to Section 6.1(e) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of AT&T and the consent of Vanguard, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of AT&T and Vanguard dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement of AT&T on Form S-4 (the "Registration Statement") and the joint proxy statement/prospectus of AT&T and Vanguard, as amended through the date hereof (the "Joint Proxy Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the appendices thereto (including the Agreement).
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AT&T Corp.
May 3, 1999
Page 2



         We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) the Merger will be reported by AT&T and Vanguard on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of North Carolina and the State of Delaware.

         Based upon and subject to the foregoing, it is our opinion, under currently applicable United Stated federal income tax law, that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         We are furnishing this opinion solely to you and solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose or by any other party without our consent.


                                             Very truly yours,

                                             /s/ Wachtell, Lipton, Rosen & Katz

jjs/dlp